Exhibit 10.33

February 10, 2011

Chrysler Group LLC Restricted Stock Unit Plan

Award Notice

[Name]

Dear [Name]:

Chrysler Group LLC (the “Company”) is pleased to evidence and confirm its grant to you of              Restricted Stock Units (“RSUs”) on January 20, 2011 (the “Grant Date”), pursuant to the Chrysler Group LLC Restricted Stock Unit Plan (the “RSU Plan”). The terms defined in the RSU Plan have the same meanings in this Award Notice. This Award Notice and the RSUs evidenced by this Award Notice are subject to and subordinate to the terms and conditions set forth in the RSU Plan which is enclosed.

This Award Notice is intended to comply and will be administered in a manner that complies with the limitations and restrictions imposed by Section 111 of TARP. The Special Master has approved the grant of the RSUs to you. However, compensation that is not permitted to be paid or accrued under TARP shall not be paid or accrued under this Award Notice, and you shall have no right or claim against the Company for any benefits or compensation that the Company, in its discretion, determines is not payable or cannot be accrued under this Award Notice as a result of compliance with TARP.

The RSUs evidenced by this Award Notice will vest if you are continuously employed through January 20, 2014 (the “Vesting Date”). However, in the event you die or become permanently disabled prior to the Vesting Date, all otherwise unvested RSUs are immediately vested. Further, consistent with an amendment to the RSU Plan approved by the Compensation and Leadership Development Committee on May 6, 2010, and applicable to all grants before that date and this current grant, in the event you retire on or after the second anniversary of the Grant Date, you will continue to be considered an employee for purposes of vesting of RSUs. In all other instances, if your employment terminates prior to the Vesting Date set forth above, the Unvested RSUs then held by you shall be forfeited without payment as of the date your employment terminates.

Except as provided in Section 6(b) (overriding TARP rule) of the RSU Plan, (i) an amount equal to the Fair Market Value of the Chrysler Units underlying the RSUs credited to your RSU Account will be paid to you on or as soon as practicable after the applicable Vesting Date, but in no event later than March 15 of the calendar year next following the calendar year in which the Vesting Date occurs.

CHRYSLER GROUP LLC

By:

Nancy A. Rae Date Senior Vice President
Human Resources

PARTICIPANT

[Name]	Date

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